SEC FILE NO. 333-134756
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                              --------------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                   ON FORM S-3
                                       TO
                                    FORM SB-2

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                              --------------------

                          HOUSTON AMERICAN ENERGY CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                 DELAWARE                                  76-0675953
                 --------                                  ----------
        (STATE OR JURISDICTION OF                        (IRS EMPLOYER
      INCORPORATION OR ORGANIZATION)                  IDENTIFICATION NO.)

                          801 TRAVIS STREET, SUITE 1425
                              HOUSTON, TEXAS 77002
                                 (713) 222-6966
                                 --------------
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              MR. JOHN TERWILLIGER
                          801 TRAVIS STREET, SUITE 1425
                              HOUSTON, TEXAS 77002
                                 (713) 222-6966
                                 --------------
    (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                          CODE, OF AGENT FOR SERVICE)

                                with a copy to:

                            MICHAEL SANDERS, ESQUIRE
                            20333 S.H. 249, SUITE 600
                              HOUSTON, TEXAS 77070
                                 (832) 446-2599

     APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

                              --------------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, please check the following box. [ ]

     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, please check the following box. [ ]

                              --------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                Explanatory Note

     This Post-Effective Amendment No. 1 on Form S-3 is being filed to convert the Registration Statement on Form SB-2 (File No. 333-134756), declared effective by the Securities and Exchange Commission on June 16, 2006, into a Registration Statement on Form S-3 and to update the prospectus contained in the original Registration Statement. All filing fees payable in connection with the registration of the securities described herein were previously paid in connection with the filing of the original Registration Statement.
================================================================================

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS                      SUBJECT TO COMPLETION APRIL 30, 2007

                          HOUSTON AMERICAN ENERGY CORP.
                               ___________________

                        8,264,583 Shares of Common Stock

     This prospectus covers resales of shares of our common stock by certain selling securityholders named herein. This prospectus also covers resales by selling securityholders of shares of our common stock underlying warrants issued to placement agents in connection with the placement of common stock and convertible notes.

     The selling securityholders may sell all or a portion of their securities through public or private transactions at prevailing market prices or at privately negotiated prices. We will not receive any part of the proceeds from the sale of these shares by the selling securityholders.

     Our common stock is traded on the American Stock Exchange under the symbol "HGO". The closing price of our common stock on the American Stock Exchange on April 30, 2007 was $5.25 per share.

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                        PROSPECTUS DATED       , 2006

                  TABLE OF CONTENTS

                                                       PAGE
                                                       ----
About this Prospectus . . . . . . . . . . . . . . . .     2
Prospectus Summary. . . . . . . . . . . . . . . . . .     3
Risk Factors. . . . . . . . . . . . . . . . . . . . .     4
Caution about Forward-Looking Statements. . . . . . .    11
Use of Proceeds . . . . . . . . . . . . . . . . . . .    11
Selling Shareholders. . . . . . . . . . . . . . . . .    12
Plan of Distribution. . . . . . . . . . . . . . . . .    16
Incorporation of Certain Documents by Reference . . .    18
Where You Can Find More Information . . . . . . . . .    18
Legal Matters . . . . . . . . . . . . . . . . . . . .    18
Experts . . . . . . . . . . . . . . . . . . . . . . .    18

You should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference. Neither we nor the selling shareholders have authorized any other person to give you different information. These securities are not being offered in any state where the offering is not permitted. You should not assume that the information incorporated by reference or provided in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents. We will disclose any material changes in our affairs in an amendment to this prospectus, any prospectus supplement or a future filing with the Securities and Exchange Commission, or SEC, incorporated by reference in this prospectus.

                              ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC using a "shelf" registration process. Under this shelf registration process, the selling shareholders may, from time to time, sell the shares of our common stock described in this prospectus in one or more offerings.

This prospectus provides you with a general description of us and the common shares that may be offered by the selling shareholders. In connection with any offer or sale of common shares by the selling shareholders under this prospectus, the selling shareholders are required to provide this prospectus and, in certain cases, a prospectus supplement that will contain specific information about the selling shareholders, the terms of the applicable offering and the securities being offered. The prospectus supplement also may add to, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should carefully read this prospectus, any prospectus supplement and the additional information described below under the heading "Where You Can Find More Information".

All references in this prospectus to the "Company", "Houston American Energy", "we", "us" or "our" are to Houston American Energy Corp.

                               PROSPECTUS SUMMARY

                                  OUR COMPANY

Houston American Energy Corp. is an oil and gas exploration and production company. Our oil and gas exploration and production activities are focused on properties in the U.S. onshore Gulf Coast Region, principally Texas and Louisiana, and development of concessions in the South American country of Colombia. We seek to utilize the contacts and experience of our chief executive officer, John F. Terwilliger, to identify favorable drilling opportunities, to use advanced seismic techniques to define prospects and to form partnerships and joint ventures to spread the cost and risks to us of drilling.

Our principal executive offices are located at 801 Travis Street, Suite 1425, Houston, Texas 77002 and our telephone number is (713) 222-6966.

                                           THE OFFERING

Securities offered:
  Common stock                  8,264,583 shares(1)

Common stock outstanding
  before this offering          27,820,172 shares(2)

Common stock outstanding
  after this offering           28,235,172 shares(3)

Use of proceeds                 We will not receive any proceeds from the sale of common stock by the selling shareholders

American Stock Exchange symbol  HGO

Risk Factors                    Purchase of the common stock offered hereby involves certain risk, including risks associated with need for additional capital, operating losses, uncertain value or decline in value of reserves, dependence upon management and third parties, and operating risks in the oil and gas industry, among others.  See "Risk Factors."

(1) Consists of (a) 7,849,583 shares presently outstanding, including 2,125,000 shares issued upon conversion of 8% Subordinated Convertible Notes and 191,250 shares issued upon conversion of $1.00 placement agent warrants, and (b) 415,000 shares issuable upon exercise of $3.00 placement agent warrants to purchase shares of common stock.
(2)  Shares outstanding as of June 1, 2006.
(3)  Assumes exercise of 415,000 warrants.


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
                                  RISK FACTORS

Investing in our securities involves risks. Before making an investment decision, you should carefully consider the following risk factors, as well as other information we include in this prospectus. Additional risks and uncertainties not presently known to us or that we deem currently immaterial may also impair our business operations. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected.

RISKS RELATED TO THE OIL AND NATURAL GAS INDUSTRY AND OUR BUSINESS

A SUBSTANTIAL OR EXTENDED DECLINE IN OIL AND NATURAL GAS PRICES MAY ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS AND OUR ABILITY TO MEET OUR CAPITAL EXPENDITURE OBLIGATIONS AND FINANCIAL COMMITMENTS.

     The price we receive for our oil and natural gas production heavily influences our revenue, profitability, access to capital and future rate of growth. Oil and natural gas are commodities and, therefore, their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand. Historically, the markets for oil and natural gas have been volatile. These markets will likely continue to be volatile in the future. The prices we receive for our production, and the levels of our production, depend on numerous factors beyond our control. These factors include, but are not limited to, the following:

     -    changes in global supply and demand for oil and natural gas;
     - the actions of the Organization of Petroleum Exporting Countries, or OPEC;
     -    the price and quantity of imports of foreign oil and natural gas;
     - political conditions, including embargoes, in or affecting other oil-producing activity;
     - the level of global oil and natural gas exploration and production activity;
     -    the level of global oil and natural gas inventories;
     -    weather conditions;
     -    technological advances affecting energy consumption; and
     -    the price and availability of alternative fuels.

     Lower oil and natural gas prices may not only decrease our revenues on a per unit basis but also may reduce the amount of oil and natural gas that we can produce economically. Lower prices will also negatively impact the value of our proved reserves. A substantial or extended decline in oil or natural gas prices may materially and adversely affect our future business, financial condition, results of operations, liquidity or ability to finance planned capital expenditures.

A SUBSTANTIAL PERCENTAGE OF OUR PROPERTIES ARE UNDEVELOPED; THEREFORE THE RISK ASSOCIATED WITH OUR SUCCESS IS GREATER THAN WOULD BE THE CASE IF THE MAJORITY OF OUR PROPERTIES WERE CATEGORIZED AS PROVED DEVELOPED PRODUCING.

     Because a substantial percentage of our properties are unproven (approximately 99.0%), or proved undeveloped, we will require significant additional capital to prove and develop such properties before they may become productive. Further, because of the inherent uncertainties associated with drilling for oil and gas, some of these properties may never be developed to the extent that they result in positive cash flow. Even if we are successful in our development efforts, it could take several years for a significant portion of our undeveloped properties to be converted to positive cash flow.

     While our current business plan is to fund the development costs with funds on hand and cash flow from our other producing properties, if such funds are not sufficient we may be forced to seek alternative sources for cash, through the issuance of additional equity or debt securities, increased borrowings or other means.

DRILLING FOR AND PRODUCING OIL AND NATURAL GAS ARE HIGH RISK ACTIVITIES WITH MANY UNCERTAINTIES THAT COULD ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS.

     Our future success will depend on the success of our exploitation, exploration, development and production activities. Our oil and natural gas exploration and production activities are subject to numerous risks beyond our control, including the risk that drilling will not result in commercially viable oil or natural gas production. Our decisions to purchase, explore, develop or otherwise exploit prospects or properties will depend in part on the evaluation of data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often inconclusive or subject to varying interpretations. Please read "-Reserve estimates depend on many assumptions that may turn out to be inaccurate" (below) for a discussion of the uncertainty involved in these processes. Our cost of drilling, completing and operating wells is often uncertain before drilling commences. Overruns in budgeted expenditures are common risks that can make a particular project uneconomical. Further, many factors may curtail, delay or cancel drilling, including the following:

     - delays imposed by or resulting from compliance with regulatory requirements;
     -    pressure or irregularities in geological formations;
     -    shortages of or delays in obtaining equipment and qualified personnel;
     -    equipment failures or accidents;
     -    adverse weather conditions;
     -    reductions in oil and natural gas prices;
     -    title problems; and
     -    limitations in the market for oil and natural gas.

IF OIL AND NATURAL GAS PRICES DECREASE, WE MAY BE REQUIRED TO TAKE WRITE-DOWNS OF THE CARRYING VALUES OF OUR OIL AND NATURAL GAS PROPERTIES, POTENTIALLY NEGATIVELY IMPACTING THE TRADING VALUE OF OUR SECURITIES.

     Accounting rules require that we review periodically the carrying value of our oil and natural gas properties for possible impairment. Based on specific market factors and circumstances at the time of prospective impairment reviews, and the continuing evaluation of development plans, production data, economics and other factors, we may be required to write down the carrying value of our oil and natural gas properties. A write-down could constitute a non-cash charge to earnings. It is likely the cumulative effect of a write-down could also negatively impact the trading price of our securities.

RESERVE ESTIMATES DEPEND ON MANY ASSUMPTIONS THAT MAY TURN OUT TO BE INACCURATE. ANY MATERIAL INACCURACIES IN THESE RESERVE ESTIMATES OR UNDERLYING ASSUMPTIONS WILL MATERIALLY AFFECT THE QUANTITIES AND PRESENT VALUE OF OUR RESERVES.

     The process of estimating oil and natural gas reserves is complex. It requires interpretations of available technical data and many assumptions, including assumptions relating to economic factors. Any significant inaccuracies in these interpretations or assumptions could materially affect the estimated quantities and present value of reserves shown in this report.

     In order to prepare our estimates, we must project production rates and timing of development expenditures. We must also analyze available geological, geophysical, production and engineering data. The extent, quality and reliability of this data can vary. The process also requires economic assumptions about matters such as oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. Therefore, estimates of oil and natural gas reserves are inherently imprecise.

     Actual future production, oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves most likely will vary from our estimates. Any significant variance could materially affect the estimated quantities and present value of our reserves. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing oil and natural gas prices and other factors, many of which are beyond our control.

     You should not assume that the present value of future net revenues from our proved reserves, as reported from time to time, is the current market value of our estimated oil and natural gas reserves. In accordance with SEC requirements, we generally base the estimated discounted future net cash flows from our proved reserves on prices and costs on the date of the estimate. Actual future prices and costs may differ materially from those used in the present value estimate. If future values decline or costs increase it could negatively impact our ability to finance operations, and individual properties could cease being commercially viable, affecting our decision to continue operations on producing properties or to attempt to develop properties. All of these factors would have a negative impact on earnings and net income, and most likely the trading price of our securities.

WE ARE DEPENDENT UPON THIRD PARTY OPERATORS OF OUR OIL AND GAS PROPERTIES.

     Under the terms of the operating agreements related to our oil and gas properties, third parties act as the operator of our oil and gas wells and control the drilling activities to be conducted on our properties. Therefore, we have limited control over certain decisions related to activities on our properties, which could affect our results of operations. Decisions over which we have limited control include:

     -    the timing and amount of capital expenditures;
     -    the timing of initiating the drilling and recompleting of wells;
     -    the extent of operating costs; and
     -    the level of ongoing production.

PROSPECTS THAT WE DECIDE TO DRILL MAY NOT YIELD OIL OR NATURAL GAS IN COMMERCIALLY VIABLE QUANTITIES.

     Our prospects are properties on which we have identified what we believe, based on available seismic and geological information, to be indications of oil or natural gas. Our prospects are in various stages of evaluation, ranging from a prospect that is ready to drill to a prospect that will require substantial additional seismic data processing and interpretation. There is no way to predict in advance of drilling and testing whether any particular prospect will yield oil or natural gas in sufficient quantities to recover drilling or completion costs or to be economically viable. This risk may be enhanced in our situation, due to the fact that a significant percentage (99.0%) of our reserves are currently unproved reserves. The use of seismic data and other technologies and the study of producing fields in the same area will not enable us to know conclusively prior to drilling whether oil or natural gas will be present or, if present, whether oil or natural gas will be present in commercial quantities. We cannot assure you that the analogies we draw from available data from other wells, more fully explored prospects or producing fields will be applicable to our drilling prospects.

WE MAY INCUR SUBSTANTIAL LOSSES AND BE SUBJECT TO SUBSTANTIAL LIABILITY CLAIMS AS A RESULT OF OUR OIL AND NATURAL GAS OPERATIONS.

     We are not insured against all risks. Losses and liabilities arising from uninsured and underinsured events could materially and adversely affect our business, financial condition or results of operations. Our oil and natural gas exploration and production activities are subject to all of the operating risks associated with drilling for and producing oil and natural gas, including the possibility of:

     - environmental hazards, such as uncontrollable flows of oil, natural gas, brine, well fluids, toxic gas or other pollution into the environment, including groundwater and shoreline contamination;
     -    abnormally pressured formations;
     - mechanical difficulties, such as stuck oil field drilling and service tools and casing collapse;
     -    fires and explosions;
     -    personal injuries and death; and
     -    natural disasters.

     Any of these risks could adversely affect our ability to conduct operations or result in substantial losses to our company. We may elect not to obtain insurance if we believe that the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. If a significant accident or other event occurs and is not fully covered by insurance, then it could adversely affect us.

WE ARE SUBJECT TO COMPLEX LAWS THAT CAN AFFECT THE COST, MANNER OR FEASIBILITY OF DOING BUSINESS.

     Exploration, development, production and sale of oil and natural gas are subject to extensive federal, state, local and international regulation. We may be required to make large expenditures to comply with governmental regulations. Matters subject to regulation include:

     -    discharge permits for drilling operations;
     -    drilling bonds;
     -    reports concerning operations;
     -    the spacing of wells;
     -    unitization and pooling of properties; and
     -    taxation.

     Under these laws, we could be liable for personal injuries, property damage and other damages. Failure to comply with these laws also may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Moreover, these laws could change in ways that substantially increase our costs. Any such liabilities, penalties, suspensions, terminations or regulatory changes could materially adversely affect our financial condition and results of operations.

OUR OPERATIONS MAY INCUR SUBSTANTIAL LIABILITIES TO COMPLY WITH THE ENVIRONMENTAL LAWS AND REGULATIONS.

     Our oil and natural gas operations are subject to stringent federal, state and local laws and regulations relating to the release or disposal of materials into the environment or otherwise relating to environmental protection. These laws and regulations may require the acquisition of a permit before drilling commences, restrict the types, quantities and concentration of substances that can be released into the environment in connection with drilling and production activities, limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas, and impose substantial liabilities for pollution resulting from our operations. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, incurrence of investigatory or remedial obligations or the imposition of injunctive relief. Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent or costly waste handling, storage, transport, disposal or cleanup requirements could require us to make significant expenditures to maintain compliance, and may otherwise have a material adverse effect on our results of operations, competitive position or financial condition as well as the industry in general. Under these environmental laws and regulations, we could be held strictly liable for the removal or remediation of previously released materials or property contamination regardless of whether we were responsible for the release or if our operations were standard in the industry at the time they were performed.

OUR OPERATIONS IN COLOMBIA ARE SUBJECT TO RISKS RELATING TO POLITICAL AND ECONOMIC INSTABILITY.

     We currently have interests in multiple oil and gas concessions in Colombia and anticipate that operations in Colombia will constitute a substantial element of our strategy going forward. The political climate in Colombia is unstable and could be subject to radical change over a very short period of time. In the event of a significant negative change in the political or economic climate in Colombia, we may be forced to abandon or suspend our operations in Colombia.

UNLESS WE REPLACE OUR OIL AND NATURAL GAS RESERVES, OUR RESERVES AND PRODUCTION WILL DECLINE, WHICH WOULD ADVERSELY AFFECT OUR CASH FLOWS AND INCOME.

     Unless we conduct successful development, exploitation and exploration activities or acquire properties containing proved reserves, our proved reserves will decline as those reserves are produced. Producing oil and natural gas reservoirs generally are characterized by declining production rates that vary depending upon reservoir characteristics and other factors. Our future oil and natural gas reserves and production, and, therefore our cash flow and income, are highly dependent on our success in efficiently developing and exploiting our current reserves and economically finding or acquiring additional recoverable reserves. If we are unable to develop, exploit, find or acquire additional reserves to replace our current and future production, our cash flow and income will decline as production declines, until our existing properties would be incapable of sustaining commercial production.

OUR SUCCESS DEPENDS ON OUR MANAGEMENT TEAM AND OTHER KEY PERSONNEL, THE LOSS OF ANY OF WHOM COULD DISRUPT OUR BUSINESS OPERATIONS.

     Our success will depend on our ability to retain John F. Terwilliger, our principal executive officer, and to attract other experienced management and non-management employees, including engineers, geoscientists and other technical and professional staff. We will depend, to a large extent, on the efforts, technical expertise and continued employment of such personnel and members of our management team. If members of our management team should resign or we are unable to attract the necessary personnel, our business operations could be adversely affected.

THE UNAVAILABILITY OR HIGH COST OF DRILLING RIGS, EQUIPMENT, SUPPLIES, PERSONNEL AND OIL FIELD SERVICES COULD ADVERSELY AFFECT OUR ABILITY TO EXECUTE ON A TIMELY BASIS OUR EXPLORATION AND DEVELOPMENT PLANS WITHIN OUR BUDGET.

     Shortages or the high cost of drilling rigs, equipment, supplies or personnel could delay or adversely affect our development and exploration operations. As the price of oil and natural gas increases, the demand for production equipment and personnel will likely also increase, potentially resulting, at least in the near-term, in shortages of equipment and personnel. In addition, larger producers may be more likely to secure access to such equipment by virtue of offering drilling companies more lucrative terms. If we are unable to acquire access to such resources, or can obtain access only at higher prices, not only would this potentially delay our ability to convert our reserves into cash flow, but could also significantly increase the cost of producing those reserves, thereby negatively impacting anticipated net income.

IF OUR ACCESS TO MARKETS IS RESTRICTED, IT COULD NEGATIVELY IMPACT OUR PRODUCTION, OUR INCOME AND ULTIMATELY OUR ABILITY TO RETAIN OUR LEASES.

     Market conditions or the unavailability of satisfactory oil and natural gas transportation arrangements may hinder our access to oil and natural gas markets or delay our production. The availability of a ready market for our oil and natural gas production depends on a number of factors, including the demand for and supply of oil and natural gas and the proximity of reserves to pipelines and terminal facilities. Our ability to market our production depends in substantial part on the availability and capacity of gathering systems, pipelines and processing facilities owned and operated by third parties. Our failure to obtain such services on acceptable terms could materially harm our business.

     We may operate in areas with limited or no access to pipelines, thereby necessitating delivery by other means, such as trucking, or requiring compression facilities. Such restrictions on our ability to sell our oil or natural gas have several adverse affects, including higher transportation costs, fewer potential purchasers (thereby potentially resulting in a lower selling price) or, in the event we were unable to market and sustain production from a particular lease for an extended time, possibly causing us to lose a lease due to lack of production.

WE MAY NEED ADDITIONAL FINANCING TO SUPPORT OPERATIONS AND FUTURE CAPITAL COMMITMENTS.

     While we presently believe that our operating cash flows and funds on hand will support our ongoing operations and anticipated future capital requirements, a number of factors could result in our needing additional financing, including reductions in oil and natural gas prices, declines in production, unexpected developments in operations that could decrease our revenues, increase our costs or require additional capital contributions and commitments to new acquisition or drilling programs. We have no commitments to provide any additional financing, if needed, and may be limited in our ability to obtain the capital necessary to support operations, complete development, exploitation and exploration programs or carry out new acquisition or drilling programs. We have not thoroughly investigated whether this capital would be available, who would provide it, and on what terms. If we are unable, on acceptable terms, to raise the required capital, our business may be seriously harmed or even terminated.

COMPETITION IN THE OIL AND NATURAL GAS INDUSTRY IS INTENSE, WHICH MAY ADVERSELY AFFECT OUR ABILITY TO COMPETE.

     We operate in a highly competitive environment for acquiring properties, marketing oil and natural gas and securing trained personnel. Many of our competitors possess and employ financial, technical and personnel resources substantially greater than ours, which can be particularly important in the areas in which we operate. Those companies may be able to pay more for productive oil and natural gas properties and exploratory prospects and to evaluate, bid for and purchase a greater number of properties and prospects than our financial or personnel resources permit. Our ability to acquire additional prospects and to find and develop reserves in the future will depend on our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. Also, there is substantial competition for capital available for investment in the oil and natural gas industry. We may not be able to compete successfully in the future in acquiring prospective reserves, developing reserves, marketing hydrocarbons, attracting and retaining quality personnel and raising additional capital.

RISKS RELATED TO OUR COMMON STOCK

THE PRICE OF OUR COMMON STOCK MAY FLUCTUATE SIGNIFICANTLY, AND THIS MAY MAKE IT DIFFICULT FOR YOU TO RESELL COMMON STOCK WHEN YOU WANT OR AT PRICES YOU FIND ATTRACTIVE.

     The price of our common stock constantly changes. We expect that the market price of our common stock will continue to fluctuate.

     Our stock price may fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include:

     -    quarterly variations in our operating results;
     - operating results that vary from the expectations of management, securities analysts and investors;
     -    changes in expectations as to our future financial performance;
     - announcements by us, our partners or our competitors of leasing and drilling activities;
     - the operating and securities price performance of other companies that investors believe are comparable to us;
     -    future sales of our equity or equity-related securities;
     - changes in general conditions in our industry and in the economy, the financial markets and the domestic or international political situation;
     -    fluctuations in oil and gas prices;
     -    departures of key personnel; and
     -    regulatory considerations.

     In addition, in recent years, the stock market in general has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons often unrelated to their operating performance. These broad market fluctuations may adversely affect our stock price, regardless of our operating results.

THE SALE OF A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK MAY AFFECT OUR STOCK PRICE.

     Future sales of substantial amounts of our common stock or equity-related securities in the public market or privately, or the perception that such sales could occur, could adversely affect prevailing trading prices of our common stock and could impair our ability to raise capital through future offerings of equity or equity-related securities. No prediction can be made as to the effect, if any, that future sales of shares of common stock, or the availability of shares of common stock for future sale, will have on the trading price of our common stock.

OUR CHARTER AND BYLAWS, AS WELL AS PROVISIONS OF DELAWARE LAW, COULD MAKE IT DIFFICULT FOR A THIRD PARTY TO ACQUIRE OUR COMPANY AND ALSO COULD LIMIT THE PRICE THAT INVESTORS ARE WILLING TO PAY IN THE FUTURE FOR SHARES OF OUR COMMON STOCK.

     Delaware corporate law and our charter and bylaws contain provisions that could delay, deter or prevent a change in control of our company or our management. These provisions could also discourage proxy contests and make it more difficult for our stockholders to elect directors and take other corporate actions without the concurrence of our management or board of directors. These provisions:

     - authorize our board of directors to issue "blank check" preferred stock, which is preferred stock that can be created and issued by our board of directors, without stockholder approval, with rights senior to those of our common stock;

     - provide for a staggered board of directors and three-year terms for directors, so that no more than one-third of our directors could be replaced at any annual meeting;
     -    provide that directors may be removed only for cause; and
     - establish advance notice requirements for submitting nominations for election to the board of directors and for proposing matters that can be acted upon by stockholders at a meeting.

     We are also subject to anti-takeover provisions under Delaware law, which could also delay or prevent a change of control. Taken together, these provisions of our charter and bylaws, Delaware law may discourage transactions that otherwise could provide for the payment of a premium over prevailing market prices of our common stock and also could limit the price that investors are willing to pay in the future for shares of our common stock.

OUR MANAGEMENT OWNS A SIGNIFICANT AMOUNT OF OUR COMMON STOCK, GIVING THEM INFLUENCE OR CONTROL IN CORPORATE TRANSACTIONS AND OTHER MATTERS, AND THEIR INTERESTS COULD DIFFER FROM THOSE OF OTHER SHAREHOLDERS.

     At March 1, 2007, our directors and executive officers owned approximately
46.6 percent of our outstanding common stock. As a result, our current directors and executive officer are in a position to significantly influence or control the outcome of matters requiring a shareholder vote, including the election of directors, the adoption of any amendment to our certificate of incorporation or bylaws, and the approval of mergers and other significant corporate transactions. Such level of control of the company may delay or prevent a change of control on terms favorable to the other shareholders and may adversely affect the voting and other rights of other shareholders.

                    CAUTION ABOUT FORWARD-LOOKING STATEMENTS

Some of the statements under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," and elsewhere in this prospectus are "forward-looking statements." These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in this prospectus that are not historical facts. When used in this prospectus, the words "anticipates," "believes," "continue," "could," "estimates," "expects," "intends," "may," "plans," "seeks," "should" or "will" or the negative of these terms or similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including our plans, objectives, expectations and intentions and other factors discussed under "Risk Factors."

                                USE OF PROCEEDS

The selling securityholders will receive all of the proceeds from the sale of the common shares sold under this prospectus. We will not receive any proceeds from the sale of these securities.

                              SELLING SHAREHOLDERS

The selling securityholders are holders of 7,849,583 shares of common stock and the holders of warrants to purchase 415,000 shares of common stock. The shares consist of (1) 5,533,333 shares issued in April 2006 in a private placement to accredited investors, (2) 2,125,000 shares issued in May 2006 pursuant to the conversion of $2,125,000 in principal amount of 8% Subordinated Convertible Notes that were issued in May 2005 in a private placement to accredited investors, and (3) 191,250 shares issued in May 2006 pursuant to the exercise of $1.00 placement agent warrants that were issued in connection with the May 2005 private placement. The warrants consist of 415,000 warrants, exercisable at $3.00 per share, issued to the placement agent in the April 2006 private placement. Pursuant to the terms of the sale of the convertible notes, we entered into a Registration Rights Agreement with each of the selling securityholders wherein we agreed to register for resale the notes and the shares of common stock issuable upon conversion of the notes and exercise of the warrants issued in conjunction with the issuance of the notes. Pursuant to the terms of the sale of the shares of common stock in the April 2006 private placement, we entered into a Registration Rights Agreement with each of the selling securityholders wherein we agreed to register for resale the shares of common stock issued in the private placement and the shares of common stock issuable upon exercise of the warrants issued in the conjunction with the private placement.

The following table sets forth information with respect to the selling securityholders and the respective common stock beneficially owned by each selling securityholder that may be offered under this prospectus. The information is based on information that has been provided to us by or on behalf of the selling securityholders. With the exception of Edwin Broun III who has served as one of our directors since August 2005, unless otherwise indicated herein, none of the selling securityholders listed in the following table has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates. Because the selling securityholders may from time to time use this prospectus to offer all or some portion of the common stock offered hereby, we cannot provide an estimate as to the amount or percentage of any such type of security that will be held by any selling securityholder upon termination of any particular offering or sale under this prospectus. In addition, the selling securityholder identified below may have sold, transferred or otherwise disposed of all or a portion of any such securities since the date on which they provided us information regarding their holdings, in transactions exempt from the registration requirements of the Securities Act.

For the purposes of the following table, the number of our common shares beneficially owned has been determined in accordance with Rule 13d-3 of the Exchange Act, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which a selling securityholder had sole or shared voting power or investment power and also any shares which that selling securityholder had the right to acquire within 60 days of June 16, 2006 through the exercise of any stock option, warrants or other rights.

                                              Common Stock              Percentage of                       Beneficially Owned
                                           Beneficially Owned           Common Shares      Common Shares    After Completion of
Selling Securityholders                   Prior to Offering (1)        Outstanding (29)  Offered Hereby(1)       Offering
----------------------------------------  ---------------------        ----------------  -----------------  -------------------
E.C. Broun III                                        1,005,000                    3.6%            200,000              805,000
Lorraine DiPaolo (28)                                   261,625                      *             230,625               31,000
Camilla Bellick                                         150,000                      *             125,000               25,000
Jacob Harris (28)                                       125,000                      *             125,000                    0
Alan M. Berman                                          100,000                      *             100,000                    0
Peter S. Rawlings (28)                                  100,000                      *             100,000                    0
Barry Garfinkel                                         100,000                      *             100,000                    0
William Lippe                                           100,000                      *             100,000                    0
David Schwartz & Florence
 Schwartz JTROW                                         100,000                      *             100,000                    0
Richard Zorn (28)                                       180,625   (2)                *             130,625               50,000
Ronald Sunderland                                        64,500   (3)                *              50,000               14,500
Myron Zisser                                             50,000                      *              50,000                    0
Gorel Realty Company (4)                                 50,000                      *              50,000                    0
Mitchell Kessler                                         50,000                      *              50,000                    0
Eric Lippe                                               50,000                      *              50,000                    0
William P. Behrens (28)                                  62,000                      *              62,000                    0
William T. Behrens                                        3,000                      *               3,000                    0
The Churchill Fund QP, LP (5)                            41,000                      *              41,000                    0
The Churchill Fund, LP (5)                               34,000                      *              34,000                    0
Felix Z. Edwards III                                     25,000                      *              25,000                    0
Mary Willis                                              25,000                      *              25,000                    0
Judith Parnes                                            25,000                      *              25,000                    0
Marie Carlino                                            25,000                      *              25,000                    0
Michael Salmanson & Tobi
 E. Zemsky, JTROW                                        25,000                      *              25,000                    0
Gem Holdings (6)                                         25,000                      *              25,000                    0
Bear Stearns Securities Corp as
 Custodian for the benefit of
 Bernard Korman IRA                                      25,000                      *              25,000                    0
Stanley Weirthorn Rev Trust
 DTD 9/7/90                                              25,000                      *              25,000                    0
Edmund Dollinger                                         25,000                      *              25,000                    0
Southridge Drive Associates (7)                          25,000                      *              25,000                    0
Mary A. Susnjara                                         35,000                                     25,000               10,000
Johannah F. Stefanakis                                   25,000                      *              25,000                    0
Richard R. Davis (28)                                    25,000                      *              25,000                    0
Anne O'Malley                                            28,000                      *              25,000                3,000
Malcolm O'Malley                                         27,000                      *              25,000                2,000
Miriam Salmanson                                         25,000                      *              25,000                    0
Joseph Martello                                          25,000                      *              25,000                    0
Roy Nelson & Anne Nelson,
 JTROW                                                   25,000                      *              25,000                    0
Edmund Karam & Barbara
 Karam, JTROW                                            26,000                      *              25,000                1,000
Kathleen Mullinix                                        25,000                      *              25,000                    0
Northeast Securities, Inc. (8)(27)                       30,000                      *              30,000                    0
David T.R. Tsiang (28)                                   25,000                      *              25,000                    0
Jon Salmanson (28)                                       34,000                      *              25,000                9,000
Merrill Lynch, Pierce, Fenner & Smith
FPO Robert A. Bonelli IRA (28)                           15,000                      *              15,000                    0
Stephen Perrone (28)                                     15,000                      *              15,000                    0
Danny Nicholas (28)                                       5,000                      *               5,000                    0
2003 Houston Energy Partners (9)(28)                    252,500                      *             195,000               57,500
2004 Houston Energy Partners (9)(28)                     63,000                      *              55,000                8,000
Amaranth LLC (10)(28)                                   200,000                      *             200,000                    0
Atlantis Software Company
 Employee Profit Sharing Plan (11)(28)                   15,000                      *              15,000                    0
Basso Fund Ltd (12)                                      80,000                      *              80,000                    0
Basso Multi-Strategy Holding
 Fund Ltd (12)                                          213,333                      *             213,333                    0
Basso Private Opportunity
 Holding Fund Ltd. (12)                                  40,000                      *              40,000                    0
Ben T. Morris (28)                                       16,000                      *              16,000                    0
Bruce R. McMaken                                         10,000                      *              10,000                    0
Capital Ventures International (13)(28)                 250,000                      *             250,000                    0
Cranshire Capital L.P. (14)                              75,000                      *              75,000                    0
Don A. Sanders Restricted (28)                          120,000                      *             120,000                    0


                                       13

Don Weir and Julie Ellen Weir (28)                       40,000                      *              40,000                    0
Erik S. Klefos (28)                                      20,000  (15)                *              20,000                    0
George L. Ball (28)                                      16,000                      *              16,000                    0
GLG Global Utilities Fund (16)                        1,000,000                      *           1,000,000                    0
Harry Edelson                                           666,666                      *             666,666                    0
HHMI Investments L.P. (17)                               41,000                      *              41,100                    0
Houston Energy International Ltd (9)(28)                269,000                      *             250,000               19,000
Hudson Bay Fund, L.P. (18)(28)                          100,000                      *             100,000                    0
IRA FBO Brede C. Klefos (28)                             20,000                      *              20,000                    0
IRA FBO Robert Clifford (28)                             25,000                      *              25,000                    0
Iroquois Master Fund Ltd. (19)                          100,000                      *             100,000                    0
John H. and Jodi F. Malanga (28)                         15,000                      *              15,000                    0
Katherine U. Sanders Children
 Trust (20)(28)                                         120,000                      *             120,000                    0
Meadowbrook Opportunity
 Fund LLC (21)                                           50,000                      *              50,000                    0
Michael S. Chadwick (28)                                 18,000                      *               3,000               15,000
MotherRock Energy Master
 Fund Ltd. (22)                                       1,137,300                      *           1,000,000              137,300
Nite Capital, LP (23)                                    26,666                      *              26,666                    0
Rune Medhus & Elisa Medhus (28)                          35,000                      *              35,000                    0
Sanders Opportunity Fund
 (Institutional), L.P. (24)(28)                         186,152                      *             186,152                    0
Sanders Opportunity Fund, L.P. (24)(28)                  57,183                      *              57,183                    0
Tom Juda and Nancy Juda Living
 Trust (28)                                             200,000                      *             200,000                    0
Walker Smith Capital (QP), L.P. (17)                     70,200                      *              70,200                    0
Walker Smith Capital, L.P. (17)                          12,453                      *              12,453                    0
Walker Smith International
 Fund, Ltd. (17)                                        101,900                      *             101,900                    0
WS Opportunity Fund (QP), L.P. (25)                      26,400                      *              26,400                    0
WS Opportunity Fund
 International, Ltd. (25)                                50,880                      *              50,880                    0
WS Opportunity Fund, L.P. (25)                           30,400                      *              30,400                    0
Sanders Morris Harris Inc (26)(27)                      415,000                      *             415,000                    0

*    Less than 1%.

(1) Shares of common stock shown as beneficially owned include, and the shares of common stock registered for sale hereby consist of, all shares issuable upon exercise of the warrants.

(2) Includes 25,000 shares held by Richard Zorn, 25,000 shares held by the Richard Zorn IRA, 30,625 shares underlying warrants held by Richard Zorn, 50,000 shares held by Frances H. Zorn, the spouse of Richard Zorn, and 50,000 shares held by LRZ Family Partnership. Richard Zorn has investment and voting power with respect to the shares held by LRZ Family Partnership.

(3) Includes 5,000 shares held by the Ronald Sunderland IRA and 59,500 shares held by the Sunderland Family Trust Dated 7/15/96 (#2). Ronald Sunderland has investment and voting power with respect to the shares held by Sunderland Family Trust Dated 7/15/96 (#2).

(4) Myron Gorel has investment and voting power with respect to the shares held by Gorel Realty Company.

(5) Cecelia Brancato has investment and voting power with respect to the shares held by The Churchill Fund QP, LP and The Churchill Fund, LP.

(6) Marc Stern has investment and voting power with respect to the shares held by Gem Holdings.

(7) Richard Swartz has investment and voting power with respect to the shares held by Southridge Drive Associates.

(8) Robert Bonelli has investment and voting power with respect to the shares held by Northeast Securities, Inc.

(9) Stephen H. Pouns has investment and voting power with respect to the shares held by 2003, Houston Energy Partners, 2005 Houston Energy Partners and Houston Energy International Ltd.

(10) Nicholas M. Maounis has investment and voting power with respect to the shares held by Amaranth LLC.

(11) Rune Medhus has investment and voting power with respect to the shares held by Atlantis Software Company Employee Profit Sharing Plan.

(12) Howard I. Fisher has investment and voting power with respect to the shares held by Basso Fund Ltd., Basso Multi-Strategy Holding Fund Ltd. and Basso Private Opportunities Holding Fund Ltd.

(13) Martin Kobinger has investment and voting power with respect to the shares held by Capital Ventures International. Mr. Kobinger disclaims any beneficial ownership of shares held by Capital Ventures International.

(14) Mitchell P. Kopin has investment and voting power with respect to the shares held by Cranshire Capital, L.P.

(15) Includes 10,000 shares held by Erik S. Klefos and 10,000 shares held by IRA FBO Erik Klefos Pershing LLC as Custodian Rollover Account.

(16) Noam Gottesman, Pierre Lagrange and Emmanuel Roman have investment and voting power with respect to the shares held by GLG Global Utilities Fund.

(17) Reid Walker and G. Stacy Smith have investment and voting power with respect to the shares held by HHMI Investments, L.P., Walker Smith Capital, L.P., Walker Smith Capital (QP), L.P., and Walker Smith International Fund Ltd.

(18) Yoav Roth and John Doscas have investment and voting power with respect to the shares held by Hudson Bay Fund, L.P. Mr. Roth and Mr. Doscas each disclaim any beneficial ownership of shares held by Hudson Bay Fund, L.P.

(19) Joshua Silverman has investment and voting power with respect to the shares held by Iroquois Master Fund Ltd. Mr. Silverman disclaims any beneficial ownership of shares held by Iroquois Master Fund Ltd.

(20) Don Weir has investment and voting power with respect to the shares held by Katherine U. Sanders Children Trust.

(21) Michael Ragins has investment and voting power with respect to the shares held by Meadowbrook Opportunity Fund LLC.

(22) J. Robert Collins has investment and voting power with respect to the shares held by MotherRock Energy Master Fund Ltd.

(23) Keith A. Goodman has investment and voting power with respect to the shares held by Nite Capital LP.

(24) Brad Sanders has investment and voting power with respect to the shares held by Sanders Opportunity Fund (International), L.P. and Sanders Opportunity Fund, L.P.

(25) Patrick Walker, Reid Walker and G. Stacy Smith have investment and voting power with respect to the shares held by WS Opportunity Fund, L.P., WS Opportunity Fund (QP), L.P., and WS Opportunity Fund International, Ltd.

(26) Ben T. Morris has investment and voting power with respect to the shares held by Sanders Morris Harris, Inc.

(27) This selling security holder has identified itself as a registered broker-dealer. The shares indicated as held and offered by this selling security holder represent shares underlying warrants received as compensation for providing investment banking related services in connection with the placement of the Notes and/or common stock.

(28) This selling security holder has identified itself as an affiliate of a registered broker-dealer and has represented to us that such selling security holder acquired its common stock, or warrants, in the ordinary course of business and, at the time of the purchase of the common stock, notes and/or warrants or the underlying common stock, such selling security holder had no agreements or understandings, directly or indirectly, with any person to distribute the common stock, the notes, the warrants or underlying common stock.

(29) Percentages based on number of shares of common stock outstanding as of June 1, 2006.

                              PLAN OF DISTRIBUTION

The selling securityholders and their successors, including their transferees, pledgees or donees or their respective successors, may sell the common stock offered hereby directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

We will not receive any of the proceeds from the sale of these securities. If the shares of common stock are to be sold by transferees, pledgees or donees or their respective successors then we must amend the list of selling securityholders to include the transferee, pledgee or donee or their respective successors as selling securityholders by amending the registration statement, of which this prospectus is a part, or supplementing this prospectus, as required by law.

The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale or at negotiated prices. These sales may be affected in transactions, which may involve crosses or block transactions:

     - on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale;
     -    in the over-the-counter market;
     - otherwise than on these exchanges or services or in the over-the-counter market; or
     - through the writing of options, whether the options are listed on an options exchange or otherwise.

In connection with the sale of the common stock, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling securityholders may also sell the common stock and deliver these securities to close out their short positions, or loan or pledge them to broker-dealers that in turn may sell these securities.

The selling securityholders or their successors in interest may from time to time pledge or grant a security interest in some or all of the common stock and, if the selling securityholders default in the performance of their secured obligations, the pledgees or secured parties may offer and sell these securities from time to time under this prospectus.

The aggregate proceeds to the selling securityholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts, concessions or commissions, if any. Each selling securityholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of these securities to be made directly or through agents.

Our outstanding common stock is listed on the American Stock Exchange under the symbol "HGO."

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

Selling securityholders that are also registered broker-dealers who act in connection with the sale of shares of common stock under this prospectus, other than those who have received shares as compensation for providing investment banking related services, are "underwriters" within the meaning of the Securities Act and any commissions they receive and proceeds of any sale of shares of common stock may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any selling securityholder can presently estimate the amount of this compensation. Selling securityholders who are "underwriters" within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M thereunder, or any successor rules or regulations, and have agreed that neither they nor any person acting on their behalf will engage in any transaction in violation of these provisions.

In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

To the extent required, the specific common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable discounts, concessions or commissions with respect to a particular offer will be set forth in an amendment to the registration statement, of which this prospectus is a part, or in a supplement to this prospectus, as required by law.

We will use our commercially reasonable best efforts to keep the registration statement, of which this prospectus is a part, effective until the earlier of
(1) the sale of all shares offered hereunder, (2) the date on which all of the shares offered hereunder may be resold without any restriction pursuant to Rule 144, or (3) one year after the termination of the warrants held by Sanders Morris Harris, Inc. No sales may be made pursuant to this prospectus after that period unless we amend the registration statement, of which this prospectus is a part, or supplement this prospectus, as required by law, to indicate that we have agreed to extend the period of effectiveness.

We have agreed, among other things, to bear all fees and expenses, other than selling expenses, discounts, concessions and commissions and expenses of counsel to the selling securityholders, in connection with the registration and sale of the shares of common stock under this prospectus.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents, filed or to be filed with the Commission under the Exchange Act are hereby incorporated by reference into this prospectus:

     (1)     Our Annual Report on Form 10-KSB for the year ended December 31,
2006;

     (2) The description of our securities included in the Form S-4 Registration Statement (SEC File No. 333-66638) filed on December 14, 2001; and

     (3) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the financial statements included in our Form 10-KSB for the year ended December 31, 2006 referred to in (1) above.

All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents. Any statements contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed documents which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the documents that have been incorporated by reference herein (not including exhibits to such documents unless such exhibits are specifically incorporated by reference herein or into such documents). Such requests may be directed to Mr. John Terwilliger, Chief Executive Officer, Houston American Energy Corp., 801 Travis Street, Suite 1425, Houston, Texas 77002, Telephone Number (713) 222-6966.

                      WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC. We are a public company and file proxy statements and annual, quarterly and special reports and other information with the SEC. You can inspect and copy the registration statement as well as the reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can call the SEC at 1-800-732-0330 for further information about the public reference rooms. We are also required to file electronic versions of these documents with the SEC, which may be accessed from the SEC's website at http://www.sec.gov.

                                  LEGAL MATTERS

The validity of the securities being offered hereby was passed upon for us by Michael W. Sanders, Attorney at Law.

                                    EXPERTS

The financial statements incorporated in this prospectus and elsewhere in this registration statement by reference to the Annual Report on Form 10-KSB for the year ended December 31, 2006 have been so incorporated in reliance on the report of Thomas Leger & Co., L.L.P., independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following is a list of the estimated expenses to be incurred in connection with the issuance and distribution of the securities being registered hereby, all of which are payable by the Company, other than underwriting discounts and commissions.

     Registration Fee . . . . . . .  $     0.00
     Accountants' Fees and Expenses    5,000.00
     Legal Fees and Expenses. . . .   10,000.00
     Miscellaneous. . . . . . . . .        0.00
                                     ----------
       Total. . . . . . . . . . . .  $15,000.00
                                     ==========

ITEM 15.     INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys' fees) incurred by any officer, director, employee or agent in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation. A corporation may indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses (including attorneys fees) that he actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation's by-law, agreement, vote or otherwise.

In accordance with Section 145 of the DGCL, the company's Certificate of Incorporation (the "Certificate") provides that the company shall indemnify each person who is or was a director, officer, employee or agent of the company (including the heirs, executors, administrators or estate of such person) or is or was serving at the request of the company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted. The indemnification provided by the Certificate shall not be deemed exclusive of any other rights to which any of those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholder or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Expenses (including attorneys' fees) incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the company. The Certificate provides that a director of the company shall not be personally liable to the company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

ITEM 16.     EXHIBITS

     4.1     Form of 8% Subordinated Convertible Note due 2010, dated May 4,
             2005(1)
     4.2     Form of Placement Agent Warrant, dated May 4, 2005(1)
     4.3     Form of Registration Rights Agreement, dated May 4, 2005(1)
     4.4     Form of Placement Agent Warrant, dated April 28, 2006(2)
     4.5     Form of Registration Rights Agreement, dated April 28, 2006(2)
     5.1+     Opinion and consent of Michael W. Sanders, Attorney at Law re: the legality of the shares being registered
     10.1    Form of Purchase Agreement, dated May 4, 2005 relating to the sale of 8% Subordinated Convertible Notes due 2010(1)
     10.2    Form of Subscription Agreement, dated April 28, 2006, relating to the sale of shares of common stock(2)
     10.3    Form of Lock-Up Agreement(2)
     23.1    Consent of Michael W. Sanders, Attorney at Law (including in
             Exhibit 5.1)
     23.2*   Consent of Thomas Leger & Co., L.L.P.

------------
*    Filed herewith
+    Previously filed

(1) Incorporated by reference to the respective exhibits filed with the Company's Current Report on Form 8-K dated May 4, 2005.

(2) Incorporated by reference to the respective exhibits filed with the Company's Current Report on Form 8-K dated April 28, 2006.

ITEM 17.     UNDERTAKINGS

(a)     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement of any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on the 1 day of May 2007.

                                        HOUSTON AMERICAN ENERGY CORP.


                                        BY: /s/ John F. Terwilliger
                                            ---------------------------------
                                            JOHN F. TERWILLIGER
                                            President

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURES                              TITLE                          DATE
----------                              -----                          ----

/s/ John F. Terwilliger
-----------------------    President, Chief Executive Officer     May 1, 2007
John F. Terwilliger        and Director (Principal Executive
                           Officer)
/s/ O. Lee Tawes III
-----------------------    Director                               May 1, 2007
O. Lee Tawes III

/s/ Stephen Hartzell
-----------------------    Director                               May 1, 2007
Stephen Hartzell

/s/ Edwin C. Broun III
-----------------------    Director                               May 1, 2007
Edwin C. Broun III

/? John Boylan
-----------------------    Director                               May 1, 2007
John Boylan

/s/ James J. Jacobs
-----------------------     Chief Financial Officer               May 1, 2007
James J. Jacobs            (Principal Financial and
                           Accounting Officer)